Exhibit 99.1

CAPE BANCORP, INC. REPORTS

THIRD QUARTER 2013 RESULTS

Cape May Court House, New Jersey, October 24, 2013—Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank (the “Bank”), announces its operating results for the three and nine months ended September 30, 2013.

For the quarter ended September 30, 2013, Cape Bancorp reported net income of $1.9 million, or $0.16 per common and fully diluted share, and $5.0 million, or $0.41 per common and fully diluted share for the nine months ended September 30, 2013. This compares to net income of $1.5 million, or $0.12 per common and fully diluted share for the third quarter of 2012, and $4.1 million, or $0.33 per common and fully diluted share for the nine months ended September 30, 2012.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“This quarter continued the positive trend for Cape with improvement in both earnings and loan growth. Loan activity was generated from the Bank’s existing South Jersey markets with growing support from the Philadelphia production office. The loan pipeline suggests further growth in outstanding loans may continue.

“We continued to see improvement in credit quality with the percentage of non-performing loans to total gross loans dropping to 1.26% at September 30, 2013, down from 2.67% at December 31, 2012. All credit metrics improved again this quarter with the adversely classified asset ratio at 21% compared to 30% at December 31, 2012 and 35% at September 30, 2012.

“We were also pleased with the completion on October 3, 2013 of the second stock repurchase program announced on July 19, 2013 which authorized the repurchase of 5%, or approximately 633,877 shares, of the Company’s issued and outstanding common stock. The repurchase of these shares was at an average price of $9.38 per share. We will continue our efforts to prudently manage capital levels.

“As part of our Asset/Liability monitoring process, with the approval of the Board of Directors, the Company, at September 30, 2013, reclassified $10.1 million of municipal bonds with extended maturities from “available for sale” securities to “held to maturity” securities which provides flexibility in managing our balance sheet. Management’s ongoing monitoring of the balance sheet may result in the reclassification of additional securities to “held to maturity”.

“Rising interest rates have underscored the possibility of a steepening of the yield curve in the future and increased extension risk for fixed rate loans. Even the fairly modest increases earlier this year have brought a dramatic reduction in the residential refinance business. In addition, increasing regulations are adding compliance costs particularly as it relates to consumer real estate transactions. In response to these developments, the Bank has decided to exit the residential mortgage loan origination business. As a result, during the fourth quarter, the residential mortgage department will be wound down.”

The following are significant factors which contributed to the operating results of the comparative quarters and year-to-date:

•	The net interest margin was 3.75% for the three months ended September 30, 2013, a decrease of 10 basis points from the three months ended September 30, 2012. Average interest-earning assets increased $18.8 million for the three months ended September 30, 2013 compared to the 2012 period while interest-bearing liabilities increased $10.5 million over the same period. The yield on interest-earning assets declined 38 basis points to 4.28% for the three months ended September 30, 2013 compared to 4.66% for the same three month period a year ago, while the cost of interest-bearing liabilities declined 32 basis points to 0.63% for the three months ended September 30, 2013 compared to 0.95% for the 2012 three month period. For the nine months ended September 30, 2013, the net interest margin was 3.76%, an increase of 1 basis point from the nine months ended September 30, 2012. Average interest-earning assets declined $7.4 million for the nine months ended September 30, 2013 compared to the 2012 period, while interest-bearing liabilities declined $20.9 million during the same period. The yield on interest-earning assets declined 26 basis points to 4.34% for the nine months ended September 30, 2013 compared to 4.68% for the same nine month period a year ago, while the cost of interest-bearing liabilities declined 40 basis points to 0.68% for the nine months ended September 30, 2013 compared to 1.08% for the 2012 nine month period. The three and nine months ended September 30, 2013 benefited from the previously disclosed debt extinguishment in the second quarter of 2012 and the further restructuring of debt in the third quarter of 2012.

•	The loan loss provision for the three months ended September 30, 2013 totaled $449,000 compared to $710,000 for the three months ended September 30, 2012. Loan charge-offs for the third quarter of 2013 totaled $286,000 compared to $926,000 for the three months ended September 30, 2012. For the nine months ended September 30, 2013, the loan loss provision totaled $1.1 million compared to $2.6 million for the nine month period ended September 30, 2012. Loan charge-offs totaled $1.1 million for the nine months ended September 30, 2013 compared to $2.9 million for the nine months ended September 30, 2012.

•	Net gains on the sale of loans totaled $346,000 and $227,000 for the three months ended September 30, 2013 and 2012, respectively. For the nine months ended September 30, 2013, net gains on the sale of loans totaled $929,000 compared to $400,000 for the nine months ended September 30, 2012.

•	The three months ended September 30, 2013 included net gains on the sale of other real estate owned (“OREO”) totaling $17,000 compared to net gains of $44,000 for the three months ended September 30, 2012. The nine months ended September 30, 2013 included net gains on the sale of OREO totaling $57,000 compared to net losses on the sale of OREO totaling $257,000 for the nine months ended September 30, 2012.

•	The three and nine months ended September 30, 2013 included a gain on the sale of a parcel of unused land, previously classified as assets held for sale, in the amount of $569,000.

•	Net gains on sales of investment securities totaled $290,000 and $963,000 for the nine months ended September 30, 2013 and 2012, respectively.

•	Other operating income included OREO rental income totaling $40,000 and $242,000 for the nine months ended September 30, 2013 and 2012, respectively.

•	The nine months ended September 30, 2012 included a previously deferred gain of $425,000 on the sale of bank premises and a $325,000 gain on the sale of the Company’s merchant card business. There were no similar gains or losses for the three or nine months ended September 30, 2013.

•	Employment costs for the nine months ended September 30, 2013 totaled $11.9 million compared to $10.9 million for the nine months ended September 30, 2012. The increase is primarily attributable to incentive based compensation programs and the expansion of the commercial loan functions.

•	Loan related expenses (real estate taxes, insurance, legal and other loan related expenses) totaled $446,000 for the three months ended September 30, 2013 compared to $392,000 for the same period in 2012. For the nine months ended September 30, 2013, loan related expenses totaled $1.2 million compared to $1.6 million for the nine months ended September 30, 2012.

•	Federal deposit insurance premiums totaled $215,000 and $347,000 for the three months ended September 30, 2013 and 2012, respectively. For the nine months ended September 30, 2013 and 2012, these insurance premiums totaled $735,000 and $1.1 million, respectively.

•	OREO expenses totaled $403,000 for the three months ended September 30, 2013 compared to $670,000 for the three months ended September 30, 2012. For the nine months ended September 30, 2013, OREO expenses totaled $882,000 compared to $1.6 million for the nine months ended September 30, 2012.

•	The nine months ended September 30, 2012 included a prepayment penalty of $921,000 related to the previously disclosed extinguishment of debt in the second quarter of 2012.

Cape Bancorp’s total assets at September 30, 2013 totaled $1.074 billion, an increase of $33.6 million from the December 31, 2012 level of $1.041 billion. This increase was primarily attributable to loan growth.

Total net loans increased $50.2 million to $764.6 million at September 30, 2013, from $714.4 million at December 31, 2012 for an annualized growth rate of 9.4%. This change resulted primarily from increases in commercial loans of $36.8 million and increases in mortgage loans totaling $16.4 million. Consumer loans declined $3.0 million. The allowance for loan losses totaled 1.29% of gross loans and 102.37% of non-performing loans at September 30, 2013. The Company’s adversely classified asset ratio at September 30, 2013 was 21% compared to 30% at December 31, 2012 and 35% at September 30, 2012.

At September 30, 2013, the Company had $9.8 million in non-performing loans, or 1.26% of total gross loans, a decrease of $9.6 million from $19.4 million, or 2.67% of total gross loans at December 31, 2012. Included in non-performing loans are troubled debt restructurings totaling $1.9 million at September 30, 2013 and $3.5 million at December 31, 2012, respectively.

Other real estate owned increased $139,000 from $7.22 million at December 31, 2012 to $7.36 million at September 30, 2013, and consisted at September 30, 2013 of twelve commercial properties and twenty-five residential properties (including eighteen building lots). During the quarter ended September 30, 2013, the Company added one commercial property and two residential properties to OREO with an aggregate carrying value of $1.2 million. In addition, three commercial OREO properties and six residential OREO properties with aggregate carrying values totaling $1.1 million were sold during the quarter ended September 30, 2013 with recognized net gains of $17,000.

At September 30, 2013, Cape Bancorp’s core deposits totaled $552.0 million, an increase of $9.6 million from the December 31, 2012 level of $542.4 million. Interest-bearing checking accounts increased $14.4 million, non-interest bearing checking accounts increased $8.1 million and savings accounts increased $874,000 while money market deposit accounts declined $13.8 million. Certificates of deposit totaled $266.6 million, an increase of $27.9 million from December 31, 2012 reflecting an increase in brokered deposits of $21.5 million. At September 30, 2013, deposits totaled $828.4 million compared to $784.6 million at December 31, 2012, an increase of $43.8 million.

Cape Bancorp’s total equity decreased $10.3 million to $140.5 million at September 30, 2013 from $150.8 million at December 31, 2012 which primarily resulted from an $11.0 million decrease related to the Company’s stock repurchase programs and an increase of $3.0 million in the accumulated other comprehensive loss, partially offset by a net increase of $3.0 million (earnings less dividends declared) in retained earnings. Tangible equity to tangible assets decreased to 11.19% at September 30, 2013 compared to 12.57% at December 31, 2012. At September 30, 2013, Cape Bank’s regulatory capital ratios for Tier I Leverage Ratio, Tier I Risk-Based Capital and Total Risk-Based Capital were 9.50%, 12.88% and 14.13%, respectively, all of which exceed well capitalized status.

CAPE BANCORP CONSOLIDATED

SELECTED FINANCIAL DATA

(unaudited)

	Nine Months Ended		Three Months Ended
	9/30/2013	9/30/2012	9/30/2013	6/30/2013	9/30/2012
	(dollars in thousands, except per share data)
Statements of Income Data:
Interest income	$30,490	$33,173	$10,289	$10,093	$10,949
Interest expense	4,065	6,587	1,274	1,342	1,897

Net interest income	26,425	26,586	9,015	8,751	9,052
Provision for loan losses	1,059	2,551	449	313	710

Net interest income after provision for loan losses	25,366	24,035	8,566	8,438	8,342
Non-interest income	5,521	5,836	2,223	1,603	1,601
Non-interest expense	22,551	24,115	7,523	7,455	8,011

Income (loss) before income taxes	8,336	5,756	3,266	2,586	1,932
Income tax expense (benefit)	3,337	1,660	1,362	1,006	399

Net income (loss)	$4,999	$4,096	$1,904	$1,580	$1,533

Basic Earnings (loss) per share[1]	$0.41	$0.33	$0.16	$0.13	$0.12

Basic Average shares outstanding	12,128,458	12,430,106	11,612,431	12,287,513	12,447,659

Diluted Earnings (loss) per share[1]	$0.41	$0.33	$0.16	$0.13	$0.12

Diluted Average shares outstanding	12,182,683	12,432,501	11,666,535	12,321,791	12,451,333

Shares outstanding	12,172,412	13,337,601	12,172,412	12,853,615	13,337,601

Statements of Condition Data (Period End):
Investments	$166,739	$169,349	$166,739	$166,965	$169,349
Loans, net of allowance	$764,565	$718,837	$764,565	$733,721	$718,837
Allowance for loan losses	$10,007	$12,483	$10,007	$9,786	$12,483
Total assets	$1,074,446	$1,043,307	$1,074,446	$1,050,540	$1,043,307
Total deposits	$828,397	$753,655	$828,397	$795,082	$753,655
Total borrowings	$98,887	$130,023	$98,887	$103,942	$130,023
Total equity	$140,535	$150,993	$140,535	$145,627	$150,993
Statements of Condition Data (Average Balance):
Total interest-earning assets	$939,781	$947,153	$953,911	$937,386	$935,099
Total interest-bearing liabilities	$794,482	$815,421	$805,381	$791,873	$794,832
Operating Ratios:
ROAA	0.64%	0.52%	0.72%	0.61%	0.59%
ROAE	4.52%	3.68%	5.31%	4.22%	4.09%
Yield on Earning Assets	4.34%	4.68%	4.28%	4.32%	4.66%
Cost of Interest Bearing Liabilities	0.68%	1.08%	0.63%	0.68%	0.95%
Net Interest Margin	3.76%	3.75%	3.75%	3.74%	3.85%
Efficiency Ratio	71.05%	71.99%	68.04%	72.06%	71.73%
Capital Ratios:
Tier 1 Leverage Ratio	9.50%	9.94%	9.50%	10.12%	9.94%
Tier 1 Risk-Based Capital Ratio	12.88%	13.49%	12.88%	13.72%	13.49%
Total Risk-Based Capital Ratio	14.13%	14.74%	14.13%	14.97%	14.74%
Tangible equity/tangible assets	11.19%	12.56%	11.19%	11.95%	12.56%
Book Value	$11.55	$11.32	$11.55	$11.33	$11.32
Tangible Book Value	$9.67	$9.61	$9.67	$9.55	$9.61
Stock Price	$9.16	$9.36	$9.16	$9.50	$9.36
Price to Book Value	79.31%	82.69%	79.31%	83.85%	82.69%
Price to Tangible Book Value	94.73%	97.40%	94.73%	99.48%	97.40%
Quality Ratios:
Non-Performing Loans to Total Gross Loans	1.26%	2.47%	1.26%	1.90%	2.47%
Non-Performing Assets to Total Assets	1.66%	2.51%	1.66%	2.09%	2.51%
Allowance for Loan Losses to Non-Performing Loans	102.37%	69.13%	102.37%	69.34%	69.13%
Allowance for Loan Losses to Total Gross Loans	1.29%	1.71%	1.29%	1.32%	1.71%
Net Charge-Offs to Average Loans	0.16%	0.49%	0.12%	0.11%	0.49%

[1]	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

Cape Bancorp, Inc.

Delinquency Summary

DELINQUENCY TABLE

(unaudited)

Period Ending:	9/30/2013			12/31/2012			9/30/2012
	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	$1,195,550	0.16%	14	$638,991	0.09%	7	$889,754	0.12%	14
60-89	252,682	0.03%	3	988,791	0.14%	10	658,957	0.09%	8
90+	8,125,689	1.05%	41	12,914,553	1.78%	70	15,204,300	2.08%	70

	9,573,921	1.24%	58	14,542,335	2.01%	87	16,753,011	2.29%	92
Non-Accrual Other	1,649,733	0.21%	3	6,454,745	0.89%	18	2,853,525	0.39%	7

Total Delinquency and Non-Accrual	$11,223,654	1.45%	61	$20,997,080	2.90%	105	$19,606,536	2.68%	99

Total Loans		$774,571,682			$724,247,596			$731,322,718

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	$—	$153,479	$1,042,071	$—	$106,781	$532,210	$4,325	$132,677	$752,752
60-89	—	137,901	114,781	517,065	218,869	252,857	—	146,993	511,964
90+	5,846,494	752,468	1,526,727	8,388,810	841,528	3,684,215	9,687,251	818,585	4,698,464

	5,846,494	1,043,848	2,683,579	8,905,875	1,167,178	4,469,282	9,691,576	1,098,255	5,963,180
Non-Accrual Other*	1,649,733	—	—	6,454,745	—	—	2,853,525	—	—

Total Delinquency by Type	$7,496,227	$1,043,848	$2,683,579	$15,360,620	$1,167,178	$4,469,282	$12,545,101	$1,098,255	$5,963,180

Total Loans by Type	$477,749,793	$43,695,293	$253,126,596	$440,921,598	$46,648,973	$236,677,025	$438,589,518	$47,108,626	$245,624,574

% of Total Loans in Type	1.57%	2.39%	1.06%	3.48%	2.50%	1.89%	2.86%	2.33%	2.43%

Total Delinquency and Non-Accrual		$11,223,654	1.45%		$20,997,080	2.90%		$19,606,536	2.68%

*	Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.

NOTE: Excluded from the table above are $835,000 of commercial loans classified as Loans Held for Sale all of which are over 90 days delinquent.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2012	March 15, 2013
10Q	Quarter ended March 31, 2013	May 3, 2013
10Q	Quarter ended June 30, 2013	August 5, 2013